Exhibit 99.1

FOR IMMEDIATE RELEASE

Teucrium Trading, LLC May Suspend Creations in WEAT

Burlington, Vermont – March 7, 2022 -- Teucrium Wheat Fund (the "Fund"), a series of the Teucrium Commodity Trust, offers it shares on a continuous basis and when all registered shares have been sold, additional shares are registered in subsequent registration statements with the Securities and Exchange Commission ("SEC"). As of the opening of the market on March 7, 2022, the Fund has only approximately 7,375,000 (the "Current Shares") registered with the SEC that are available for purchase by its Authorized Purchasers.

The Fund filed a registration statement with the SEC on March 4, 2022 to register additional shares. If the Fund sells all of the Current Shares before the registration statement is declared effective, the Fund will be required to temporarily suspend creation of its shares. In such case, until the Fund's registration statement is declared effective, the Fund may not meet its investment objective, may experience increased tracking error and may experience significant premium/discounts and bid-ask spreads.

During this time, the Fund will continue to accept redemption requests as described in the Fund’s prospectus, and investors will continue to be able to buy and sell Fund shares on the stock exchange through their broker-dealers. However, if demand for Fund shares exceeds supply while creations are suspended, Fund shares may trade at a premium to their net asset value (i.e., at prices greater than net asset value).

Teucrium Trading LLC, the Fund’s and Trust's sponsor, will provide notice to market participants if and when the Fund suspends creation of its shares and/or when the Fund's registration statement is effective, which it expects to occur in the near future.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Sponsor’s expectations regarding the potential suspension of WEAT creations. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” and “estimate,” as well as similar words and phrases, signify forward-looking statements. All forward-looking statements reflect the Sponsor’s present expectations regarding future events and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by these statements, including, among others, risks and uncertainties related to the timing and availability of WEAT shares and timing of effectiveness of the new registration statement referenced herein, as well as general economic, market and business conditions. Given these risks, uncertainties and other important factors, you should not place undue reliance on any forward-looking statements contained herein. The forward-looking statements contained herein represent the Sponsor’s expectations and assumptions only as of the date made, and except as required by law, the Sponsor undertakes no obligation to revise or update any forward-looking statements for any reason.

About Teucrium Trading LLC

Teucrium Trading is an ETF provider focused solely on U.S. Agriculture. Our mission is to empower investors with the knowledge and tools necessary to intelligently design well diversified portfolios. Teucrium’s suite of Exchange Traded Products has revolutionized the way commodity ETFs are structured; our products are widely available to investors and advisors in traditional brokerage accounts.

Prospectus: www.teucrium.com

Contact:               Sal Gilbertie

Jake Hanley

802-540-0019

contact@teucrium.com